NEWS RELEASE	RUBICON
MINERALS CORPORATION
TORONTO STOCK EXCHANGE SYMBOL: RMX	OTCBB SYMBOL: RUBIF	PR04-11	APRIL 21, 2004

HIGH GRADE GOLD IN TRENCHES FROM RUBICON'S TITAN PROSPECT, NEWFOUNDLAND
-widespread gold includes high grade up to 15.25g/t gold over 3 metres-

David W. Adamson, President and CEO of Rubicon Minerals Corporation (RMX.TSX) is pleased to provide gold assay results from channel sampling of trenches on the Wing's Point Titan project, which is currently optioned out to Crosshair Exploration and Mining Corp. ("Crosshair") (CXX.TSX Venture). The Wing's Point Titan project is located 40 kilometres north of Gander, Newfoundland and consists of 118 map staked claims.

Gold mineralization at the Titan Prospect is hosted within areas of intensely quartz-carbonate veined and altered gabbros and host sedimentary rocks. Widespread quartz veins range up to two metres thick and locally contain appreciable visible gold. Visible gold also occurs within heavily altered host rocks. The Titan prospect, first identified by Rubicon in 2002, was further exposed in late 2003 in four excavator trenches over a length of 485 metres (for project and trench locations and complete tabulated results, see Rubicon's Web site at www. rubiconminerals.com). Crosshair has recently completed assaying of 195 channel and panel samples. Results include:

High-grade gold in continuously sampled channel assays of:

  15.25 g/t Au over 3.00 metres (trench 7)
  48.22g/t Au over 0.8 metres (trench 7)
  9.41 g/t Au over 4.25 metres (trench 9)

Panel Samples (continuous chips over a surface area) of:

  23.55 g/t Au (0.30m x 0.30m in trench 7)
  5.52 g/t Au (average of 5 panels in trench 7)
  12.37 g/t Au (0.50m x 0.60m in trench 9)
  12.03 g/t Au (0.45m x 0.40m in trench 9)
  7.21 g/t Au (average of 6 panels-trench 9)

Of 195 channel and panel samples analyzed to date, 43.6% contain more than 1.00 g/t (60.5% greater than 0.50 g/t Au) gold with an overall weighted average of 2.22 g/t gold for 183 channels and 6.26 g/t Au for 12 panels.

Given the presence of appreciable visible gold and attendant nugget effect, 55 samples are being re-submitted for metallic screen fire assay. Thirty nine samples containing less than 5.5 g/t gold in the minus 150 mesh fraction have shown an average 30% increase in grade using the metallic fire assay procedure. Crosshair is in the first year of an option agreement with Rubicon where it can earn a 60% interest by spending $1.5 M and issuing 400,000 shares to Rubicon.

Rubicon and Crosshair are encouraged with both the widespread nature of gold mineralization, overall grades and local high grade which suggest further potential for both bulk tonnage and/or lode gold mineralization. Crosshair is planning a 10 hole drill program to commence in the second quarter of 2004 to further test the mineralization.

Sample preparation and gold analysis was carried out at Eastern Analytical Limited in Springdale, Newfoundland. The Government of Newfoundland and Labrador, particularly the Department of Mines and Energy, are thanked for their support of this work through the JCEAP program. The overall exploration activities on this Wing's Point Titan gold project were directed by Garfield MacVeigh, of Rubicon Minerals Corporation, with trench and channel sampling supervision by Ian Russell, consultant to Rubicon who is the Qualified Person as defined by National Instrument 43-101.

RUBICON MINERALS CORPORATION

David W. Adamson
_________________________________
President & CEO

For more information, contact Bill Cavalluzzo, VP Investor Relations Toll free: 1.866.365.4706 E-mail: bcavalluzzo@rogers.com
Rubicon Minerals Corporation Suite 888-1100 Melville Street, Vancouver BC CANADA V6E 4A6

The Toronto Stock Exchange has not reviewed and does not accept responsibility for the adequacy or accuracy of this release.	Page 1 of 1

The statements contained in this release that are not historical facts are forward-looking statements, which involve risks and uncertainties that could cause actual results to differ materially from targeted results. Mineral resources which are not mineral reserves do not have demonstrated economic viability. The Company relies upon litigation protection for forward looking statements.